Exhibit 11
                              THERMO FIBERTEK INC.

                        Computation of Earnings per Share


                                                    Three Months Ended
                                                ----------------------------
                                                  March 29,       March 30,
                                                       1997            1996
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    Computation of Fully Diluted Earnings
      per Share:

    Income:
      Net income                                $ 3,460,000     $ 5,206,000

      Add: Convertible debt interest, net
           of tax                                    79,000          79,000
                                                -----------     -----------

      Income applicable to common stock
        assuming full dilution (a)              $ 3,539,000     $ 5,285,000
                                                -----------     -----------

    Shares:
      Weighted average shares outstanding        61,140,495      60,934,520

      Add: Shares issuable from assumed
           conversion of subordinated
           convertible obligation                 1,888,113       1,888,113

           Shares issuable from assumed
           exercise of options (as determined
           by the application of the treasury
           stock method)                          1,160,395       1,532,985
                                                -----------     -----------

      Weighted average shares outstanding,
        as adjusted (b)                          64,189,003      64,355,618
                                                -----------     -----------

    Fully Diluted Earnings per Share (a) / (b)  $       .06     $       .08
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